U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

     Boyle                            James                 J.
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   (Last)                            (First)              (Middle)

     Cardinal Resources, Inc.
     50 Main Street
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                                    (Street)

     White Plains                      NY                 10606
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

     Standard Microsystems Corporation
     (SMSC)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Year

     02/02
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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [x]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [x]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
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
                                                                            5.             6.
                                                4.                          Amount of      Owner-
                                                Securities Acquired (A)or   Securities     ship
                                                Disposed of (D)             Beneficially   Form:       7.
                                                (Instr. 3, 4 and 5)         Owned at       EndDirect   Nature of
                    2.            3.            -------------------------   of Issuer's    (D) or      Indirect
1.                  Transaction   Transaction              (A)              Fiscal Year    Indirect    Beneficial
Title of Security   Date          Code              Amount  or  Price       (Instr. 3      (I)         Ownership
(Instr. 3)          (mm/dd/yy)    (Instr. 8)               (D)              and 4)         (Instr.4)   (Instr. 4)
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

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
*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)




FORM 5 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                      2.                                                                                  Deriv-    of
                      Conver-                   5.                              7.                        ative     Deriv-   11.
                      sion                      Number of                       Title and Amount          Secur-    ative    Nature
                      or                        Derivative    6.                of Underlying     8.      ities     Secur-   of
                      Exer-                     Securities    Date              Securities        Price   Bene-     ity:     In-
                      cise     3.               Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      ficially  Direct   direct
                      Price    Trans-   4.      or Disposed   Expiration Date   ----------------  Deriv-  Owned     (D) or   Bene-
1.                    of       action   Trans-  of (D)        (Month/Day/Year)            Amount  ative   at End    In-      ficial
Title of              Deriv-   Date     action  (Instr. 3,    ----------------            or      Secur-  of        direct   Owner-
Derivative            ative    (Month/  Code    4 and 5)      Date     Expira-            Number  ity     Year      (I)      ship
Security              Secur-   Day/     (Instr. ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)            ity      Year)    8)       (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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

Director Stock Option $20.250  01/01/01 A        7,686 --     **       01/01/11 Common    7,686   --      7,686     D
(Right to Buy)                                                                  Stock

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
Explanation of Responses:


** Exercisable cumulatively as to one-third of shares subject to option on each of first three anniversaries of transaction date.


     /s/James J. Boyle                                          04/04/02
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.